UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 27, 2014

SKULLCANDY, INC.
(Exact name of registrant as specified in charter)

Delaware	001-35240	56-2362196
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1441 West Ute. Blvd, Suite 250 Park City, Utah	84098
(Address of principal executive offices)	(Zip Code)
(435) 940-1545
(Registrant’s telephone number, including area code):
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) Compensatory Arrangement of Certain Officers.

On March 27, 2014, the Compensation Committee of the Board of Directors of Skullcandy, Inc. (the “Company”) approved entering into a standard form of employment agreement (the “Employment Agreements”) with the Company’s current executive officers, who are S. Hoby Darling, President and Chief Executive Officer, Jason Hodell, Chief Financial Officer, Sam Paschel, Jr., Chief Commercial Officer and Patrick Grosso, Vice President, Strategic Initiatives and Corporate Affairs, Chief Legal Officer and Corporate Secretary. The Employment Agreements codify the terms of each executive’s offer letter or other new hire agreement, in some instances clarify those terms (as discussed below), serve to provide greater consistency among the executives’ employment and severance terms and ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

The Employment Agreements are made effective as of the date in 2013 of the hire or promotion of the executive officer and include the benefits contained in the offer letters of the executive officers, namely, cash severance consisting of (i) 12 months of salary plus annual target bonus for the Company’s CEO and 6 months of salary plus target bonus for other executive officers and (ii) 18 months of COBRA payments will be provided in the event of death or disability, consistent with the cash severance to be provided upon a qualifying termination (which includes a termination without cause or for good reason). Additionally, the Employment Agreements clarify that upon a qualifying termination, death or disability, the vesting and exercisability (as applicable) of all outstanding equity grants will be accelerated. The prior offer letters and other agreements specified the acceleration of options only. Consistent with the prior arrangements, the Employment Agreements do not provide any tax gross up benefits or single trigger equity acceleration upon a change of control.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2014

SKULLCANDY, INC.

	By:	/s/ Jason Hodell
Jason Hodell
Chief Financial Officer